                                                                    Exhibit 99.1

NEWS                                    Contact: Sharon Baumeister
FOR IMMEDIATE RELEASE                            Investor Relations
                                                 ORBIT/FR, Inc.
                                                 (215) 674-5100
                                                 sharonb@orbitfr.com


                          ORBIT/FR REPORTS Q4 RESULTS


HORSHAM, PA: March 20, 2006 -- ORBIT/FR, Inc. (OTC Bulletin Board: ORFR), a leading producer of sophisticated, automated microwave test and measurement systems for the aerospace/defense, wireless communication, automotive, and satellite industries, today reported results for the three months and year ended December 31, 2005.

The Company's revenues for the three months ended December 31, 2005 increased approximately 5% to $6.4 million, from $6.1 million for the three months ended December 31, 2004, and increased approximately 31% from $4.9 million for the three months ended September 30, 2005. The Company's gross margin for the three months ended December 31, 2005 was 33% compared to 35% for the three months periods ended December 31, 2004 and September 30, 2005, respectively. The Company's operating income for the three months ended December 31, 2005 was $232,000, compared to $170,000 for the three months ended December 31, 2004, and $27,000 for the three months ended September 30, 2005. The Company's net income for the three months ended December 31, 2005 was $550,000 (or $0.09 per basic and diluted common share), compared to a net income of $105,000 (or $0.02 per basic and diluted common share) recognized during the three months ended December 31, 2004, and compared to a net loss of $26,000 net loss (or $0.00 per basic and diluted common share) for the three months ended September 30, 2005.

The Company's revenues for the year ended December 31, 2005 increased approximately 8% to $22.9 million, up from $21.2 million for the year ended December 31, 2004. The Company's gross margin for the year ended December 31, 2005 was 33% compared to 36% for the year ended December 31, 2004. The Company's operating income for the year ended December 31, 2005 was $425,000 compared to $1,096,000 for the year ended December 31, 2004. The Company's net income for the year ended December 31, 2005 was $618,000 (or $0.10 per basic and diluted common share), compared to $952,000 (or $0.16 per basic and diluted common share) recognized during the year ended December 31, 2004.


Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the current intent, belief or expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements, including those regarding the ability to obtain new contracts, and future profitability involve a number of risks and uncertainties that could materially affect actual results. Such risks and uncertainties are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004 and Forms 10-Q. This press release, and all SEC filings are available at www.orbitfr.com
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                                 ORBIT/FR, INC.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                              THREE MONTHS ENDED                    YEARS ENDED
                                                    DEC. 31,       SEPT. 30,      DEC. 31,            DEC. 31,
                                                  ----------     ----------     ----------            --------
                                                      2005           2005           2004          2005        2004
                                                  ----------     ----------     ----------    ----------  ----------
Contract revenues                                 $    6,435     $    4,926     $    6,116    $   22,905  $   21,185
Cost of revenues                                       4,317          3,207          3,965        15,540      13,567
                                                  ----------     ----------     ----------    ----------  ----------
Gross profit                                           2,118          1,719          2,151         7,365       7,618
Operating expenses:
   General and administrative                            634            635            731         2,427       2,618
   Sales and marketing                                   890            756            959         3,325       2,901
   Research and development                              362            301            291         1,188       1,008
                                                  ----------     ----------     ----------    ----------  ----------
Total operating expenses                               1,886          1,692          1,981         6,940       6,527
                                                  ----------     ----------     ----------    ----------  ----------
Operating income (loss)                                  232             27            170           425       1,091
Other income (loss), net                                  (3)           (36)           (68)          (51)       (108)
                                                  ----------     ----------     ----------    ----------  ----------
Income (loss) before income taxes                        229             (9)           102           374         983
Income tax expense (benefit)                            (321)            17             (3)         (244)         31
                                                  ----------     ----------     ----------    ----------  ----------
Net income (loss)                                 $      550     $      (26)    $      105    $      618  $      952
                                                  ==========     ==========     ==========    ==========  ==========

Basic and diluted income (loss) per share         $     0.09     $     0.00     $     0.02    $     0.10  $     0.16
                                                  ==========     ==========     ==========    ==========  ==========

Weighted average number
  common shares - basic and diluted                6,001,573      6,001,573      6,001,573     6,001,573   6,001,573
                                                  ==========     ==========     ==========    ==========  ==========



                                                           DECEMBER 31,  DECEMBER 31,
SELECTED FINANCIAL DATA (AMOUNTS IN THOUSANDS)                2005          2004
                                                            -------       -------
Cash and cash equivalents                                   $ 3,188       $ 2,814
Working capital                                             $ 4,598       $ 4,185
Total assets                                                $14,531       $13,116
Total liabilities, all current                              $ 7,813       $ 7,016
Stockholders' equity                                        $ 6,718       $ 6,100